UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 8, 2005

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported, on June 8, 2005, the Compensation Committee of the Board of Directors of MedicalCV, Inc. adopted certain cash and equity-based compensatory arrangements for non-employee directors.  Effective August 3, 2005, the Compensation Committee revised the automatic option award provisions of the 2005 Non-Employee Director Stock Option Plan, which remains subject to shareholder approval, to provide as follows:

Each year, as of the date of the annual meeting of shareholders of the Company, commencing with the 2005 annual meeting of the shareholders of the Company, each Eligible Director who has been elected or reelected or who is continuing as a member of the Board as of the adjournment of the annual meeting, shall automatically receive an Option award in the amount of 50,000 shares (the “Annual Grant”).  In addition, each Eligible Director who is elected to the Board other than at an annual meeting of shareholders of the Company shall automatically receive an Option award (the “Initial Award”).  The number of shares to be covered by an Initial Award shall equal the nearest whole number, rounded down, equal to (a) 50,000 shares multiplied by (b) the quotient obtained by dividing (1) the number of whole weeks between the date of such person’s election of the Board and the scheduled date of the next annual meeting of shareholders of the Company and (2) 52 weeks.  The date of an Initial Award shall be the date of election of such person to the Board.  Further, the Company anticipates that the Annual Grants and Initial Awards will have ten-year terms and vest 100% on the first anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: August 9, 2005	By:	/s/ John H. Jungbauer
John H. Jungbauer
Vice President, Finance and Chief Financial Officer